Amendment Number One to the Saturna Investment Trust
Investment Advisory and Administrative Services Agreement

This Amendment Number One (the "Amendment") to the Saturna Investment Trust Investment Advisory and Administrative Services Agreement dated September 25, 2018 (the "Agreement") is made as of September __, 2022, by and among the Saturna Investment Trust (the "Trust"), on behalf of the Sextant Growth Fund, Sextant International Fund, Sextant Core Fund, Sextant Short-Term Bond Fund, Sextant Bond Income Fund, and Sextant Global High Income Fund (each, a "Fund" and collectively, the "Funds"), and Saturna Capital Corporation, the Funds' Adviser.

WHEREAS, pursuant to Article II of the Agreement, the Adviser currently charges the Funds a Fee which consists of a Base Fee plus or minus a Performance Adjustment as described on Schedule C to the Agreement; and

WHEREAS, the Trust's trustees, including the Trust's independent trustees, agreed to the Adviser's proposal to eliminate the Funds' Performance Adjustment subject to approval by the Funds' shareholders at a special meeting (the "Special Meeting") to be held on or about December 8, 2022;

WHEREAS, the parties hereto wish to amend the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  Capitalized terms which are used herein without definition shall have the same meanings ascribed to them in the Agreement.
  The Agreement is hereby amended such that:
    the text of Article II, §2 of the Agreement is hereby stricken and replaced with the word "Reserved.";
    Schedule C to the Agreement is hereby stricken in its entirety; and
    existing references to "fee" or "fees" shall, respectively, refer to the "Fee" or the "Fees".
  The foregoing amendments to the Agreement shall be effective immediately following shareholder approval to eliminate the Funds' Performance Adjustment at the Special Meeting.

  6. (a) Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

(b) This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Agreement.

(c) This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

SATURNA INVESTMENT TRUST	SATURNA CAPITAL CORPORATION
__________________ By: __________________ Its: __________________	__________________ By: __________________ Its: __________________